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                                                                     EXHIBIT 9.1

                        Weston Presidio Capital II, L.P.
                                40 William Street
                                    Suite 300
                               Wellesley, MA 02181


                                December 9, 1996



Marlin Capital, L.P.
and the other Investors
(as such term is defined herein)
555 Theodore Fremd Avenue
Suite B-302
Rye, NY 10580


Dear Sirs:

         In consideration for the investment of $5,000,000 in Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock") of Accessories Associates, Inc. ("AAi") by Marlin Capital, L.P., First Global Investments Ltd., Ionic Holdings LDC, New Henley Overseas Investments, Oracle Investments Ltd., Brahman Partners II, L.P., B.Y. Partners, L.P., Quota Fund NV, Genesis Cap. Fund and Brahman Partners II Offshore Ltd. (collectively, the "Investors"), Weston Presidio Capital II, L.P. ("WPC") does hereby agree annually and any time a vote of Series A Preferred Stock is taken for the election of directors to (i) use best efforts to cause the nomination of and
(ii) vote all of its shares of Series A Preferred Stock (including any and all securities with rights to elect directors of AAi issued upon conversion, exchange, recapitalization, stock split, dividend or other change of or with respect to the Series A Preferred) held and controlled by WPC for the election of Martin E. Franklin (or, in the event of his death or incapacity, the designee of Marlin Capital, L.P.) as a director of AAi, for so long as the Investors, in the aggregate, are the holders of no less than the lesser of (a) ten percent (10%) of the Series A Preferred Stock or (b) 4,750 shares of Series A Preferred Stock. WPC agrees not to take any action which would have the effect of limiting or otherwise reducing its ability to ensure the election of Martin Franklin (or Marlin's designee, as set forth above) as a director of AAi.



Weston Presidio Capital II, L.P.


By: /s/  Michael Cronin
    ------------------------------
    Michael Cronin
    Title: General Partner